Exhibit 99

Dillard’s, Inc. Reports Record Third Quarter Earnings per Share of $1.13 versus $0.96 Excluding Items

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 14, 2013--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended November 2, 2013. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Highlights of the Company’s Third Quarter Performance

  Record earnings per share of $1.13 versus $0.96 excluding items
  A 1% increase in comparable store sales
  Operating expense leverage of 40 basis points of sales
  Repurchase of $186.9 million of Class A Common Stock (2.4 million shares)

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended November 2, 2013 of $50.9 million, or $1.13 per share compared to net income of $48.5 million, or $1.01 per share, for the 13 weeks ended October 27, 2012. Included in net income for the prior year third quarter is a net after-tax credit totaling $2.4 million or $0.05 per share comprised of the following items:

  A $0.7 million after-tax gain ($0.01 per share) related to the sale of two former retail store locations
  Approximately $1.7 million ($0.04 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward

Excluding these items, Dillard’s would have reported $46.1 million ($0.96 per share) for the prior year third quarter.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Another positive comparable store sales increase and expense control highlighted our third quarter at Dillard’s, as did our aggressive execution of $187 million of share buyback. In spite of a somewhat disappointing 30 basis point decline in merchandise gross margin, we were pleased to deliver increased net income. As we enter our 75th anniversary holiday season, we are looking forward to serving our customers nationwide at an exceptional level.”

39 Week Results

Dillard’s reported net income for the 39 weeks ended November 2, 2013 of $204.6 million, or $4.43 per share compared to net income of $174.5 million, or $3.55 per share, for the prior year 39-week period.

Included in net income for the 39-week period ended November 2, 2013 is a net after-tax credit totaling $4.4 million ($0.09 per share) comprised of the following three items:

  A $7.6 million after-tax gain ($0.17 per share) related to the sale of an investment
  A $1.0 million after-tax credit ($0.02 per share) related to a pension adjustment
  After-tax asset impairment and store closing charges of $4.2 million ($0.09 per share)

Excluding this credit, Dillard’s would have reported net income of $200.2 million ($4.34 per share) for the 39-week period ended November 2, 2013.

Included in net income for the prior year 39-week period ended October 27, 2012 is a net after-tax credit totaling $2.4 million ($0.04 per share) comprised of the following two items:

  A $0.7 million after-tax gain ($0.01 per share) related to the sale of two former retail store locations
  Approximately $1.7 million ($0.03 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward

Excluding this credit, Dillard’s would have reported net income of $172.1 million ($3.51 per share) for the 39-week period ended October 27, 2012.

Net Sales – 13 Weeks

Net sales for the 13 weeks ended November 2, 2013 were $1.469 billion and $1.450 billion for the 13 weeks ended October 27, 2012. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 13-week period ended November 2, 2013 were $1.437 billion and $1.425 billion for the 13-week period ended October 27, 2012. Total merchandise sales increased 1% for the 13-week period ended November 2, 2013. Sales in comparable stores for the period increased 1%.

Sales trends were notably strong in ladies’ accessories and lingerie followed by shoes and ladies’ apparel. Sales were weakest in the home and furniture category. Sales trends were strongest in the Central region, followed by the Eastern and Western regions, respectively.

Net Sales – 39 Weeks

Net sales for the 39 weeks ended November 2, 2013 were $4.498 billion and $4.487 billion for the 39 weeks ended October 27, 2012. Total merchandise sales for the 39-week period ended November 2, 2013 were $4.426 billion and $4.403 billion for the 39-week period ended October 27, 2012. Total merchandise sales increased 1% for the 39-week period ended November 2, 2013. Sales in comparable stores for the period increased 1%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) decreased 30 basis points of sales to 36.8% for the 13 weeks ended November 2, 2013 compared to 37.1% for the prior year third quarter. Consolidated gross margin for the 13 weeks ended November 2, 2013 decreased 40 basis points of sales to 36.2% from 36.6% during the prior year third quarter. Inventory increased 6% at November 2, 2013 compared to October 27, 2012.

Selling, General & Administrative Expenses

Selling, general and administrative expenses (“operating expenses”) decreased 40 basis points of sales during the third quarter ended November 2, 2013. Operating expenses were $404.4 million and $404.6 million for the 13 weeks ended November 2, 2013 and October 27, 2012, respectively. Decreases in advertising expense and taxes other than income taxes were partially offset by increased payroll, primarily selling payroll.

Share Repurchase

During the quarter ended November 2, 2013, the Company repurchased $186.9 million (2.4 million shares) of Class A Common Stock at an average price of $77.80 per share under the Company’s share repurchase plan. Share repurchase activity for the year-to-date period ended November 2, 2013 was $301.6 million (3.9 million shares) at an average cost of $78.30 per share. Remaining authorization under the share repurchase program at November 2, 2013 was $40.4 million.

Total shares outstanding (Class A and Class B Common Stock) at November 2, 2013 and October 27, 2012 were 43.9 million and 47.1 million, respectively.

Short-Term Borrowings

Other short-term borrowings were $170.0 million and $27.0 million at November 2, 2013 and October 27, 2012, respectively. The Company expects to have no short-term borrowings at February 1, 2014.

“Making Christmas Merry for 75 Years”

Dillard’s is proudly marking its 75th year of holiday service. This year, Dillard’s has adapted the “Dillard’s. The Style of Your Life” campaign to “Dillard’s. Making Christmas Merry for 75 Years” in celebration of this important milestone. The new tag line will be featured in all Dillard’s holiday advertising efforts throughout the holiday season including prominent in-store placement. Continuing its longstanding tradition of honoring our customers’ and associates’ time with family, Dillard’s will be closed on Thanksgiving Day. Dillard’s will open its doors at 8:00 a.m. on Black Friday.

Store Information

During the third quarter of 2013, the Company closed its Euclid Square Mall clearance location in Euclid, Ohio (100,000 square feet). Dillard’s announced the upcoming closure of its University Mall location in Chapel Hill, North Carolina (64,000 square feet) and its Collin Creek location in Plano, Texas (195,000 square feet). Both locations are expected to close by the end of the fourth quarter.

At November 2, 2013, the Company operated 282 Dillard’s locations and 17 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at November 2, 2013 was 50.8 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13 Weeks Ended November 2, 2013		13 Weeks Ended October 27, 2012

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,468.6	100.0%	$1,449.6	100.0%
Service charges and other income	38.3	2.6	36.7	2.5
	1,506.9	102.6	1,486.3	102.5

Cost of sales	937.4	63.8	919.6	63.4
Selling, general and administrative expenses	404.4	27.5	404.6	27.9
Depreciation and amortization	64.9	4.4	65.8	4.5
Rentals	5.9	0.4	7.6	0.5
Interest and debt expense, net	15.8	1.1	17.0	1.2
Gain on disposal of assets	-	0.0	1.0	0.1
Income before income taxes and income on and equity in losses of joint ventures	78.5	5.3	72.7	5.0
Income taxes	27.6		24.2
Income on and equity in losses of joint ventures	-	0.0	-	0.0
Net income	$50.9	3.5%	$48.5	3.3%

Basic earnings per share	$1.13		$1.03
Diluted earnings per share	$1.13		$1.01
Basic weighted average shares	45.2		47.1
Diluted weighted average shares	45.2		48.1

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	39 Weeks Ended November 2, 2013		39 Weeks Ended October 27, 2012

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$4,497.6	100.0%	$4,486.9	100.0%
Service charges and other income	115.5	2.6	110.6	2.5
	4,613.1	102.6	4,597.5	102.5

Cost of sales	2,852.0	63.4	2,864.3	63.8
Selling, general and administrative expenses	1,192.8	26.5	1,196.7	26.7
Depreciation and amortization	194.3	4.3	194.1	4.3
Rentals	17.1	0.4	24.5	0.5
Interest and debt expense, net	48.3	1.1	52.1	1.2
Gain on disposal of assets	12.4	0.3	2.2	0.0
Asset impairment and store closing charges	6.5	0.1	-	0.0
Income before income taxes and income on and equity in losses of joint ventures	314.5	7.0	268.0	6.0
Income taxes	110.7		94.5
Income on and equity in losses of joint ventures	0.8	0.0	1.0	0.0
Net income	$204.6	4.5%	$174.5	3.9%

Basic earnings per share	$4.43		$3.62
Diluted earnings per share	$4.43		$3.55
Basic weighted average shares	46.1		48.3
Diluted weighted average shares	46.1		49.2

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	November 2,	October 27,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$111.0	$124.8
Accounts receivable	31.7	30.8
Merchandise inventories	1,829.2	1,722.4
Other current assets	65.7	66.6
Total current assets	2,037.6	1,944.6

Property and equipment, net	2,164.5	2,345.9
Other assets	257.8	268.9

Total Assets	$4,459.9	$4,559.4

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,035.8	$1,028.2
Other short-term borrowings	170.0	27.0
Current portion of long-term debt and capital leases	0.8	2.4
Federal and state income taxes including current deferred taxes	91.8	80.0
Total current liabilities	1,298.4	1,137.6

Long-term debt and capital leases	621.7	622.5
Other liabilities	230.9	247.6
Deferred income taxes	236.3	282.3
Subordinated debentures	200.0	200.0
Stockholders' equity	1,872.6	2,069.4

Total Liabilities and Stockholders' Equity	$4,459.9	$4,559.4

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)

	39 Weeks Ended November 2, 2013	39 Weeks Ended October 27, 2012
Operating activities:
Net income	$204.6	$174.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	195.7	195.5
Gain on disposal of assets	(12.4)	(2.2)
Asset impairment and store closing charges	6.5	-
Excess tax benefits from share-based compensation	-	(2.4)
Changes in operating assets and liabilities:
Increase in accounts receivable	(0.2)	(2.0)
Increase in merchandise inventories	(534.6)	(418.3)
Increase in other current assets	(23.1)	(32.0)
Decrease in other assets	2.6	9.3
Increase in trade accounts payable and accrued expenses and other liabilities	373.0	383.0
Decrease in income taxes payable	(39.1)	(85.5)
Net cash provided by operating activities	173.0	219.9
Investing activities:
Purchase of property and equipment	(65.3)	(111.9)
Proceeds from disposal of assets	18.3	12.0
Net cash used in investing activities	(47.0)	(99.9)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(1.5)	(78.2)
Cash dividends paid	(4.6)	(7.4)
Purchase of treasury stock	(301.6)	(162.1)
Increase in short-term borrowings	170.0	27.0
Excess tax benefits from share-based compensation	-	2.4
Proceeds from stock issuance	-	4.2
Issuance cost of line of credit	(1.4)	(5.4)
Net cash used in financing activities	(139.1)	(219.5)
Decrease in cash and cash equivalents	(13.1)	(99.5)
Cash and cash equivalents, beginning of period	124.1	224.3
Cash and cash equivalents, end of period	$111.0	$124.8
Non-cash transactions:
Accrued capital expenditures	$9.7	$4.9
Stock awards	0.8	2.8

Estimates for 2013

The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 1, 2014 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In millions
	2013 Estimated	2012 Actual
Depreciation and amortization	$261	$260
Rentals	27	35
Interest and debt expense, net	65	70
Capital expenditures	100	137

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie Johnson Bull, 501-376-5965